Exhibit 10.1

1999 Incentive Compensation Plan

EXPLORE YOUR OPTIONS

Option to Purchase: «SHARES» SHARES

Granted to: «FULL_NAME»
Employee ID: «ID»
Date of Grant: «GRANT_DATE»
Exercise Price: «PRICE»

This stock option grant has been executed on behalf of Cognizant Technology Solutions Corporation.

Gordon Coburn Chief Financial Officer

This is not a stock certificate or a negotiable instrument. Non-Transferable.

1999 Incentive Compensation Plan
Non Qualified Stock Option Notice

We are pleased to inform you that the Board of Directors has granted you an option to purchase Cognizant Technology Solutions Corporation Class A Common Stock. Your grant has been made under the 1999 Incentive Compensation Plan (the “Plan”), which together with the terms contained in this Notice, sets forth the terms and conditions of your grant and is incorporated herein by reference. Options vest ratably, over four years, upon the anniversary date of the Date of Grant indicated on the face of this certificate. The Last Date to Exercise is defined as the ten year anniversary of the Date of Grant as indicated on the face of this certificate. A copy of the Plan and related documents are available at Cognizant Online. Printed versions of these documents are also available on request. Please read these documents carefully.

Exercise:
 You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time, by following the exercise procedures set up by the Company. All exercises must take place before the Last Date to Exercise, or such earlier date as is set out in the Plan following your death, disability, your retirement or your ceasing to be an employee. The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

Employment Requirements:
 The Plan sets out the terms and conditions that govern this grant in the event of your termination of employment by way of death, disability, for cause or for other reasons. In the event your employment is terminated by your death or disability, you or your estate may exercise an unexercised option during the shorter of (i) the remaining stated term of the option or (ii) twelve months after the date of death or disability, but only to the extent that the option was exercisable at the time of such termination of employment. In the event your employment is terminated by death or disability, all non-vested options as of the date of death or disability shall be forfeited. In the event your employment is terminated for cause, all unexercised options held by you on the date of termination, whether vested or non-vested shall immediately be forfeited. In the event your employment is terminated for any other reason, all non-vested options on the date of your termination shall immediately be forfeited. Vested options will remain exercisable until the earlier of (i) the end of the 90-day period following the date of your termination or (ii) the date the option would otherwise expire.

Taxes and Withholding:
 This option is not intended to be an Incentive Stock Option, as defined under Section 422(b) of the Internal Revenue Code. Any exercise of this option is normally a taxable event, and if the Company determines that any federal, state local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company.